Exhibit 4.11

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) is entered into as of this 5th day of March, 2004, by and among THERMADYNE INDUSTRIES, INC., a Delaware corporation (“Industries”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”), TWECO PRODUCTS, INC., a Delaware corporation (“Tweco”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor”), C & G SYSTEMS, INC., an Illinois corporation (“C & G”), STOODY COMPANY, a Delaware corporation (“Stoody”), THERMAL ARC, INC., a Delaware corporation (“Thermal Arc”), PROTIP CORPORATION, a Missouri corporation (“ProTip”), THERMADYNE INTERNATIONAL CORP., a Delaware corporation (“International”, and collectively with ProTip, Thermal Arc, Stoody, C & G, Victor, Tweco, Dynamics and Industries, the “Borrowers”), the other persons designated as Credit Parties on the signature pages hereof, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Agent”) and the Persons signatory thereto from time to time as Lenders.  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in Annex A to the Credit Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Borrowers, the Credit Parties, Agent and Lenders have entered into that certain Amended and Restated Credit Agreement dated as of February 5, 2004 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement” ); and

WHEREAS, the Borrowers have requested that Requisite Lenders amend certain provisions of the Credit Agreement.

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                       Amendment.

(a)  Section 6.3(a) of the Credit Agreement is hereby amended to (i) delete the word “and” immediately preceding the phrase “(xi) Indebtedness” in the penultimate line thereof and in lieu thereof insert “,” and (ii) insert the following immediately preceding the final “.” of such section “and (xii) obligations of any Credit Party under any interest rate swap, cap or collar agreement or similar agreement or arrangement related to exposure to interest rates with respect to not more than $50 million principal amount of Indebtedness”.

(b)  The definition of “EBITDA” in Annex A to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense (including commitment, agency and letter of credit fees) and deferred financing costs, (iii) depreciation and amortization for such period, (iv) amortized debt discount for such period, (v) the amount of any deduction to consolidated net income as the result of any grant to the management or employees of such Person or its Subsidiaries of any Stock or stock options, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (vi) the accrual net of any payment in cash related to the net periodic post retirement benefits, (vii) losses from extraordinary items for such period, (viii) the non-cash portion of any non-recurring expenses, (ix) restructuring expenses related to, arising out of or in connection with the Chapter 11 Cases, (x) any non-recurring employee severance expenses and non-recurring cash expenses related to plant reorganizations, not to exceed $5,000,000 in the aggregate, (xi) the non-cash portion of any expense or loss attributable to any interest rate agreement or arrangement permitted under Section 6.3(a)(xii) in any such case prior to the termination or expiration of such agreement or arrangement and (xii) $8,900,000 of non-cash reserves to be recorded at December 31, 2003 related solely to the implementation of a new reserve methodology for Inventory and Accounts and implementation of an initial accrual for warranty obligations, plus or minus as applicable (d) the amount of cash received or expended in such period in respect of any amount which, under clauses (c)(viii) and (xii) above, was taken into account in determining EBITDA for such period or any prior period.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.”

(c)  The definition of “Funded Debt” in Annex A to the Credit Agreement is hereby amended to insert the following immediately preceding the final “.” of such definition “, but expressly excluding any obligation attributable to any hedging agreement related to

2

currency values or commodity prices permitted under Section 6.3(a)(viii) or any interest rate agreement or arrangement permitted under Section 6.3(a)(xii)”.

(d)  The Minimum EBITDA numbers set forth in subsection(a)(iii) of Annex F (Section 6.10) to the Credit Agreement are hereby amended and restated in their entirety to read as follows:

Fiscal Quarter ending December 31, 2003	$48,000,000
Fiscal Quarter ending March 31, 2004	$45,800,000
Fiscal Quarter ending June 30, 2004	$46,900,000
Fiscal Quarter ending September 30, 2004	$47,800,000
Fiscal Quarter ending December 31, 2004	$48,700,000
Fiscal Quarter ending March 31, 2005	$48,800,000
Fiscal Quarter ending June 30, 2005	$48,800,000
Fiscal Quarter ending September 30, 2005	$49,300,000
Fiscal Quarter ending December 31, 2005	$51,100,000
Fiscal Quarter ending March 31, 2006	$53,250,000
Fiscal Quarter ending June 30, 2006	$55,400,000
Fiscal Quarter ending September 30, 2006	$57,550,000
Fiscal Quarter ending December 31, 2006	$59,700,000
Fiscal Quarter ending March 31, 2007	$60,175,000
Fiscal Quarter ending June 30, 2007	$60,650,000
Fiscal Quarter ending September 30, 2007	$61,125,000
Fiscal Quarter ending December 31, 2007	$61,600,000
Fiscal Quarter ending March 31, 2008	$62,075,000
Fiscal Quarter ending June 30, 2008	$62,550,000
Fiscal Quarter ending September 30, 2008	$63,025,000
Fiscal Quarter ending December 31, 2008	$63,500,000

2.                                       Representations and Warranties of Credit Parties.  The Credit Parties represent and warrant that:

(a)  the execution, delivery and performance by the Credit Parties of this Amendment have been duly authorized by all necessary corporate action required on its part and this Amendment is a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b)  after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

3

(c)  Conditions To Effectiveness.  This Amendment shall be effective upon the execution and delivery of this Amendment by the Requisite Lenders and the Credit Parties.

3.                                       Reference To And Effect Upon The Credit Agreement.

(a)  The Credit Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed.

(b)  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver or amendment of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,”  “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

4.                                       Costs And Expenses.  As provided in Section 11.3(a) of the Credit Agreement, the Borrowers agree to reimburse Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

5.                                       Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

6.                                       Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

7.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

8.                                       Reaffirmation of Guaranties.  The Credit Parties signatory hereto hereby reaffirm their Guaranties of the Obligations, taking into account the provisions of this Amendment.

[Signature pages follow]

4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and Lender

/s/ Dennis W. Cloud

By:	Dennis W. Cloud
Duly Authorized Signatory

BORROWERS:

THERMADYNE INDUSTRIES, INC.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

THERMAL DYNAMICS CORPORATION

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

TWECO PRODUCTS, INC.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

VICTOR EQUIPMENT COMPANY

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

C & G SYSTEMS, INC.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

STOODY COMPANY

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

THERMAL ARC, INC.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

THERMADYNE INTERNATIONAL CORP.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

PROTIP CORPORATION

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers and acknowledge and agree to the foregoing (including, without limitation, Section 8 hereof) in such capacity.

THERMADYNE HOLDINGS CORPORATION

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

THERMADYNE RECEIVABLES, INC.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

MECO HOLDING COMPANY

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

C&G SYSTEMS HOLDING, INC.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President

The following Persons is signatory to this Agreement in its capacity as a Credit Party solely with respect to Section 6 of the Credit Agreement and not as a Borrower.

THERMADYNE WELDING PRODUCTS CANADA LTD.

By:	/s/ James H. Tate
Name:	James H. Tate
Title:	Senior Vice President